Exhibit 99.1

USG Corporation President and Chief Executive Officer

Jennifer F. Scanlon to Leave USG Following Closing of Knauf Merger

CHICAGO – (Business Wire) – Jan. 22, 2019 – USG Corporation (NYSE: USG) (“USG”) President and Chief Executive Officer Jennifer F. Scanlon today announced that she intends to leave USG upon, and subject to, the completion of the pending merger with Gebr. Knauf KG (“Knauf”). Ms. Scanlon will continue to serve as President and CEO until closing, continuing to focus on executing USG’s business plans and strategies, and ensuring a smooth transition for USG’s employees, customers and other stakeholders.

“It has been a great privilege to serve as President and CEO of USG, and I am very proud of the work done by the USG team to align our strategy with customer needs and accelerate innovation,” said Ms. Scanlon. “Our shareholders will realize significant and certain cash value upon the closing of the merger, and our employees and customers will benefit from the creation of a global building materials leader that will leverage two highly complementary businesses to better meet the needs of our customers. Until the closing it’s business as usual at USG. Following the closing, I will continue to advocate for innovation in the construction industry and promote STEM education to expand opportunities for talented students in manufacturing.”

Ms. Scanlon has served in leadership roles at USG for sixteen years. As a senior executive, she led the execution of some of the Company’s most significant strategic moves in recent history, including establishing the USG Boral Building Products joint venture and the divestiture of L&W Supply Corporation. Ms. Scanlon became USG’s President and CEO effective November 1, 2016.

“Jenny became President and CEO at a time of significant change for our business, refocusing the Company on growth and innovation, and building a strong team. On behalf of the USG Board of Directors, I would like to thank Jenny for her strong leadership and extraordinary contributions to the success of our Company,” said Steven F. Leer, Chairman of the USG Board of Directors.

In addition to Ms. Scanlon, the Company anticipates that several other members of the USG executive team will depart USG following, and subject to, the closing of the merger. The departing executives include:

•	Matthew F. Hilzinger, Executive Vice President and Chief Financial Officer

•	Brian J. Cook, Executive Vice President and Chief Administrative Officer

•	Dominic A. Dannessa, Executive Vice President and Chief Customer and Innovation Officer

•	Gregory D. Salah, Senior Vice President, USG Corporation and President, Gypsum

•	Michelle M. Warner, Senior Vice President, General Counsel and Corporate Secretary

“We thank these talented executives for their leadership and for their service to USG, our customers and employees,” said Mr. Leer.

These leadership changes will only become effective upon closing of the merger with Knauf. The Company expects the merger will close in early 2019 subject to the receipt of certain regulatory approvals and other customary closing conditions. Until that time, both companies will continue to operate as separate businesses under their current leadership structures.

About USG Corporation

USG Corporation is an industry-leading manufacturer of building products and innovative solutions. Headquartered in Chicago, USG serves construction markets around the world through its Gypsum, Performance Materials, Ceilings, and USG Boral divisions. Its wall, ceiling, flooring, sheathing and roofing products provide the solutions that enable customers to build the outstanding spaces where people live, work and play. Its USG Boral Building Products joint venture is a leading plasterboard and ceilings producer across Asia, Australasia and the Middle East. For additional information, visit www.usg.com.

Cautionary Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions, including but not limited to, statements regarding the merger, including expected timing and completion of the merger. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect USG’s sales and profitability, liquidity and future value. Any forward-looking statements represent USG’s views only as of today and should not be relied upon as representing USG’s views as of any subsequent date, and USG undertakes no obligation to update any forward-looking statement. Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the merger to be completed are the following: the failure to obtain necessary regulatory or other governmental approvals for the merger, or if obtained, the possibility of being subjected to conditions that could result in a material delay in, or the abandonment of, the merger or otherwise have an adverse effect on USG; continued availability of financing or alternatives for the financing provided in the Knauf debt commitment letter; the failure to satisfy required closing conditions; the potential impact on the USG Boral joint venture in the event the merger is not completed, including that, in connection with the execution of the merger agreement, Boral Limited delivered a default notice under the USG Boral Shareholders Agreement to commence the process to establish the fair market value of USG’s 50% interest in USG Boral, which could lead to Boral exercising its right to purchase USG’s 50% interest in USG Boral; the risk that the merger may not be completed in the expected timeframe, or at all; the effect of restrictions placed on USG and its subsidiaries’ ability to operate their businesses under the merger agreement, including USG’s ability to pursue alternatives to the merger; the risk of disruption resulting from the merger, including the diversion of USG’s resources and management’s attention from ongoing business operations; the effect of the announcement of the merger on USG’s ability to retain and hire key employees; the effect of the announcement of the merger on USG’s business relationships, results of operations, financial condition, the market price of USG’s common stock and businesses generally; the risk of negative reactions from investors, employees, suppliers and customers; the outcome of legal proceedings that have been instituted against USG related to the merger and any additional proceedings that may be instituted in the future; the amount of the costs, fees, expenses and charges related to the merger; and the occurrence of any event giving rise to the right of a party to terminate the merger agreement. Information describing other risks and uncertainties affecting USG that could cause actual results to differ materially from those in forward-looking statements may be found in USG’s filings with the SEC, including, but not limited to, the “Risk Factors” in USG’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q.

USG Corporation

Media:

USG Corporation

Kathleen Prause, 312-436-6607

KPrause@usg.com

or

Investors:

USG Corporation

Bill Madsen, 312-436-5349

investorrelations@usg.com

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